Exhibit 99.1

One University Plaza, Suite 400
Hackensack, NJ  007601

For Immediate Release

Henry Schein to Distribute Caprius’ Subsidiary’s SteriMed Medical Waste
Processing Systems to the U.S. Dialysis Market

Hackensack, N.J. - April 19, 2007 - Caprius, Inc. (OTCBB: CAPS) today announced that its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), the innovator of small scale on-site medical waste processing, has signed a non-exclusive distribution agreement granting Henry Schein, Inc., the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets, distribution rights to market MCM’s SteriMed line of on-site medical waste processing units to dialysis clinics in the United States.

MCM's SteriMed units process on-site all regulated medical waste (RMW) generated by a dialysis clinic, including dialyzers, blood lines, and whole sharps containers. The units simultaneously shred the waste and mix it with a proprietary disinfectant, rendering the waste unrecognizable and disinfected, and therefore suitable for disposal as regular waste. On site treatment is frequently less expensive for the clinic and is far more environmentally friendly.

Dwight Morgan, Caprius’ President & CEO, stated, "We are pleased that a leading dialysis distribution company has teamed with us to help drive adoption of our SteriMed systems by dialysis clinics as a more cost effective and environmentally friendly way to deal with medical waste. Having completed the regulatory approval process in most states within the United States, we are now well positioned with partners like Henry Schein on our team to build upon the success of our initial adopters and dramatically increase sales into the dialysis market where over 4500 clinics exist. The size of our SteriMed product offers a compatible fit for dialysis clinics which are typically medium volume generators of regulated medical waste. This is one of the many target markets for which the SteriMed was uniquely designed.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts
Beverly Tkaczenko                              John G. Nesbett/Carlo Kyprios
Caprius, Inc.                                Institutional Marketing Services
Tel: (201) 342-0900, ext. 307                           Tel: (203) 972 9200
Email: beverlyt@caprius.com                                    Email: jnesbett@institutionalms.com